[Execution Copy]

AMENDED AND RESTATED LOAN AGREEMENT

DATED OCTOBER 10, 2003

by and among

THREE D OIL CO. OF KILGORE, INC.
as Borrower,

UNITED FUEL & ENERGY CORPORATION
AND THOMAS E. KELLY,
as Guarantors,

and

FIRST AMERICAN BANK, SSB
as Lender

TABLE OF CONTENTS

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement") is entered into this 10th day of October, 2003, by and among **THREE D OIL CO. OF KILGORE, INC.**, a Texas corporation ("Borrower"), **UNITED FUEL & ENERGY CORPORATION**, a Texas corporation ("United" or a "Guarantor"), **THOMAS E. KELLY**, an individual residing in Midland County, Texas ("Kelly" or a "Guarantor") (United and Kelly are collectively referred to herein as "Guarantors"), and **FIRST AMERICAN BANK, SSB**, a state savings bank ("Lender").

RECITAL

A. Borrower and United, as Borrowers, Kelly and Richard C. Skillern, as Guarantors, and Lender entered into that certain Loan Agreement dated October 10, 2001, as amended by First Amendment to Loan Agreement dated October 10, 2002, by Second Amendment to Loan Agreement dated January 10, 2003, by Third Amendment to Loan Agreement dated March 31, 2003 and by Fourth Amendment to Loan Agreement dated May 31, 2003 (the "Prior Loan Agreement"), pursuant to which Borrower and United executed and delivered to Lender a promissory note dated of even date therewith in the original principal amount of $2,000,000 (the "Prior Note").

B. Borrower, Guarantors and Lender desire to amend and restate the Prior Loan Agreement in its entirety, to provide for, among other things a $1,500,000 term loan facility. The parties hereto agree that this Agreement replaces the Prior Loan Agreement and that this Agreement and the other Loan Papers shall govern the terms of the loans made hereunder in their entirety and shall control over the Prior Loan Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, it is hereby agreed among the parties as follows:

ARTICLE I
Definitions

1.1 Certain Defined Terms. For the purposes of this Agreement, the following terms shall have the respective meanings assigned to them in this section or in the section or recital referred to below:

"Advance" means any disbursement to or on behalf of Borrower under any of the Loan Papers.

"Affiliate" means with respect to any Person, any person that directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common

control with"), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Shares or by contract or otherwise.

"Agreement": the preamble.

"Applicable Rate" means, as of any particular date, the rate per annum equal to the greater of (i) six percent (6.00%), or (ii) the Wall Street Journal Prime Rate in effect on such date, plus one percent (1.00%). The Applicable Rate shall in no event, however, exceed the Highest Lawful Rate.

"Bank Liens" means Liens in favor of Lender, securing all or any portion of the Obligation, including, without limitation, Rights in any of the Collateral created in favor of Lender, whether by mortgage, pledge, hypothecation, assignment, transfer or other granting or creation of Liens.

"Borrower": the preamble.

"Business Day" means a day on which commercial banks are open for business with the public in the State of Texas.

"Change of Control" means the occurrence after the date of this Agreement of any circumstance or event in which (i) United ceases to own 100% of the Voting Shares of Borrower, or (ii) Kelly ceases to own 40% of the Voting Shares of United.

"CIT" means The CIT Group/Business Credit, Inc., a New York corporation.

"CIT Financing Agreement" means that certain Financing Agreement dated of even date herewith between Borrower and Eddins-Walcher, as Borrowers, and CIT, as Lender, as the same may be amended, modified, renewed, extended or restated from time to time;

"Claims": Section 6.8.

"Collateral": Article III.

"Current Assets" means total current assets determined in accordance with GAAP.

"Current Liabilities" means total current liabilities determined in accordance with GAAP.

"Debt Service Coverage Ratio" means, for each fiscal quarter of Borrower, the ratio of (i) the Net Income of Borrower before income taxes for such fiscal quarter, plus interest expense and depreciation and amortization expenses for such fiscal quarter, to (ii) required principal and interest payments of Borrower on the Term Note during such fiscal quarter.

"Eddins-Walcher" means Eddins-Walcher Company, a Texas corporation.

"ERISA": Section 5.10.

"Event of Default": Section 8.1.

"GAAP" shall mean those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board (or any other appropriate board or committee thereof), applied on a basis consistent with that of prior periods so as to properly reflect the financial condition, results of operations and cash flows of a person, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board (or any other board or committee thereof) in order to continue as a generally accepted accounting principle or practice may so be changed and when so changed shall constitute generally accepted accounting principles in accordance with the terms hereof.

"Guaranties" means the unconditional guarantees executed by Guarantors guaranteeing payment of the indebtedness, obligations and liabilities of Borrower to Lender.

"Guarantors" or "Guarantor": the preamble.

"Highest Lawful Rate" means the maximum nonusurious rate of interest (or, if the context so requires, an amount calculated at such rate) that Lender is allowed to contract for, charge, take, reserve or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges under the Loan Papers.

"Investments": Section 7.4.

"Kelly": the preamble.

"Lender": the preamble.

"Lien" means any lien, mortgage, security interest, charge, or encumbrance of any kind, including, without limitation, the Rights of a vendor, lessor, or similar party under any conditional sales agreement or other title retention agreement or lease substantially equivalent thereto, any production payment, and any other Right of, or arrangement with, any creditor to have his claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

"Loan Papers" means (i) this Agreement, (ii) any and all notes, mortgages, deeds of trust, security agreements, pledge agreements, financing statements, guaranties, and other agreements, documents, certificates, letters and instruments ever delivered or executed pursuant to, or in connection with, this Agreement, as any of the same may hereafter be amended, supplemented or restated (including, without limitation, the Term Note, the Guaranties and the Security Documents), and (iii) any and all future renewals and extensions or restatements of, or amendments or supplements to, all or any part of the foregoing.

"Material Adverse Change" means a material adverse effect on, as applicable (i) the validity, performance, or enforceability of any Loan Paper, (ii) the financial condition or business operations of Borrower, a Guarantor or a Subsidiary, or (iii) the ability of Borrower or a Guarantor to fulfill its obligations under the terms and conditions of the Loan Papers.

"Material Agreement" of any person means any material written or oral agreement, contract, commitment, or understanding to which such person is a party, by which such person is directly or indirectly bound, or to which any asset of such person may be subject, which is not cancelable by such person upon 45 days or less notice without liability for further payment other than nominal penalty.

"Net Income" means net income (after provision for income taxes) determined in accordance with GAAP, provided that the impact of any extraordinary gains, determined in accordance with GAAP, shall be excluded from the determination of "Net Income."

"Obligation" means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, now or hereafter owed to Lender by Borrower or a Guarantor, arising from, by virtue of, or pursuant to any Loan Paper (including, without limitation, amounts owed to Lender by Borrower on account of any letters of credit issued by Lender for the account of Borrower), or otherwise, together with all interest accruing thereon and reasonable costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof, whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several or were, prior to acquisition thereof by Lender, owed to some other person.

"Person" means an individual, a corporation, a joint venture, a partnership, a limited liability company, a trust, an unincorporated organization, a government or agency or political subdivision thereof or any other entity.

"Prior Loan Agreement": Recital A.

"Prior Note": Recital A.

"Rights" means rights, remedies, powers, privileges and benefits.

"Security Documents" means one or more mortgages, deeds of trust, security agreements, pledge agreements, financing statements and other similar security documents executed by Borrower, a Guarantor or any other party in favor of Lender encumbering the Collateral as security for the Obligation.

"Subsidiary" means any corporation or other entity fifty percent (50%) or more of the Voting Shares of which is owned, directly or indirectly, by Borrower.

"Term Loan": Section 2.1.

"Term Loan Maturity Date" means October 10, 2004.

"Term Note": Section 2.1.

"United": the preamble.

"Voting Shares" of any corporation or other entity shall mean outstanding voting securities or other ownership interests (however designated) having ordinary voting power for the election of at least a majority of the members of the Board of Directors (or other governing body) of such corporation or other entity, other than ownership interests having such power only by reason of the happening of a contingency.

"Wall Street Journal Prime Rate" means, as of any date, the fluctuating rate of interest per annum published in the Money Rates section of the Wall Street Journal as the U.S. "prime rate." If the Money Rates section of the Wall Street Journal contains more than one U.S. "prime rate," then the "prime rate" for purposes of this definition shall be the higher of said rates. If the Money Rates section of the Wall Street Journal does not have a rate designated by it as its "prime rate," then the "prime rate" shall be deemed to be the fluctuating rate of interest per annum which is the general reference rate designated by Lender as its "reference rate," "base rate" or other similar rate and which is comparable to the "prime rate" as described above. The Wall Street Journal Prime Rate is used by Lender as a general reference rate of interest, taking into account such factors as Lender may deem appropriate, it being understood that it is not necessarily the lowest or best rate actually charged to any customer and that Lender may make various commercial or other loans at rates of interest having no relationship to such rate. Each change in the Wall Street Journal Prime Rate shall become effective without prior notice to Borrower automatically as of the date of such change in the Wall Street Journal Prime Rate.

1.2 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the above described meanings when used in any other Loan Paper or in any certificate, report or other document made or delivered pursuant to this Agreement, unless same shall otherwise expressly require.

(b) Terms used herein in the singular shall import the plural and vice versa.

(c) Terms not specifically defined herein shall have the meanings accorded them under GAAP, customary oil and gas industry practices or the Texas Uniform Commercial Code, as appropriate.

(d) The words "hereof," "herein," "hereto," "hereunder" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II
Term Loan

2.1 Term Note. Subject to the terms and conditions hereof, Lender agrees to extend to Borrower a term loan in the amount of $1,500,000. The Term Loan shall be evidenced by a

promissory note (as the same may be renewed, extended or modified from time to time, the "Term Note") which shall be (i) dated as of the date hereof, (ii) in the principal amount of $1,500,000, and (iii) in the form of Exhibit 2.1 hereto with blanks appropriately completed in conformity herewith. The Term Note is given in renewal, extension and rearrangement, but not in extinguishment, of the outstanding principal balance of the Prior Note. The unpaid principal balance of the Term Note is herein referred to as the "Term Loan".

2.2 Interest Rate; Principal and Interest Payments. Borrower agrees to pay interest on the Term Note calculated on the basis of the actual days elapsed and a year consisting of 360 days with respect to the unpaid principal amount of the Term Note until maturity (whether by acceleration or otherwise). The unpaid principal balance of the Term Note shall bear interest at a varying rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the Applicable Rate. Subject to the provisions of this Agreement and the Term Note, principal and interest on the Term Note are due and payable in monthly installments of $12,658.00 each, commencing on November 10, 2003, and continuing on the 10th day of each month thereafter until the Term Loan Maturity Date, when the entire unpaid balance of principal and accrued interest on the Term Note shall be due and payable in full. Past due principal on the Term Note and, to the extent permitted by law, past due interest on the Term Note, shall bear interest, payable on demand, at a rate per annum equal to the Highest Lawful Rate.

2.3 Prepayments. Borrower may, without premium or penalty, prepay the principal or interest on the Term Note, in whole or in part, at any time or from time to time. All prepayments of principal on the Term Note shall be applied in the inverse order of maturity.

2.4 Manner and Application of Payments. All payments of principal and interest on the Term Note shall be made by Borrower to Lender before 1:30 o'clock p.m. (Midland, Texas time), in lawful money of the United States of America and in immediately available funds at Lender's principal banking office in Midland, Texas. In any case where a payment of principal or interest on the Term Note, or any commitment or other fee, is due on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, but interest shall continue to accrue until the payment is in fact made. All payments and prepayments on the Obligation, including proceeds from the exercise of any Rights under the Loan Papers or proceeds of any of the Collateral, shall be applied to the Obligation in the order deemed appropriate by Lender, but Lender shall always retain the right to apply same in the following order: (i) to expenses for which Lender shall not have been reimbursed under the Loan Papers and then to all indemnified amounts due Lender under the terms of the Loan Papers; (ii) to accrued and unpaid interest on the Term Note; (iii) to principal of the Term Note; and (iv) to the remaining Obligation.

2.5 Capital Adequacy. If at any time after the date hereof, and from time to time, any law, rule, regulation or treaty now existing or hereafter promulgated regarding capital adequacy, or any adoption thereof, ruling thereon, change therein, or interpretation thereof now existing or hereafter made by any governmental authority, central bank or comparable agency regarding capital adequacy, or compliance by Lender with any request, directive, or requirement now existing or hereafter imposed by any governmental authority, central bank or comparable agency regarding capital adequacy (whether or not having the force of law), shall result in Lender incurring a reduction in the rate or return on Lender's capital as a consequence of Lender's obligations hereunder to a level

below that which Lender otherwise could have achieved in an amount deemed by Lender to be material (and Lender may, in determining such amount, utilize such assumptions and allocations of costs and expenses as Lender shall deem reasonable and may use any reasonable averaging or attribution method), then, Lender may, from time to time, notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate Lender for the reductions incurred. In such event, Borrower agrees that it shall, within thirty (30) days of such notice pay such amount to Lender.

ARTICLE III
Security and Assignment

To secure full and complete payment and performance of the Obligation, Borrower and Guarantors, as applicable, hereby grant and convey, or shall grant and convey, to and create in favor of Lender Bank Liens in, to and on all of the following items and types of property (referred to collectively herein as the "Collateral"), all as more particularly described in the Loan Papers:

(a) all issued and outstanding capital stock of Borrower owned by United;

(b) all real estate and related personal property, furniture, fixtures and equipment of Borrower as described in the Security Documents, whether now owned or hereafter acquired;

(c) All products and cash and non-cash proceeds of any of the foregoing.

ARTICLE IV
Conditions Precedent

4.1 Renewal and Extension. The obligation of Lender to accept the Term Note in renewal and extension of the Prior Note shall be subject to satisfaction of each of the following conditions precedent:

(a) There shall have been executed, where appropriate, and delivered by Borrower (and/or any other requisite party thereto) (i) the documents listed on Schedule 4.1 hereto, all of which shall be in form and substance satisfactory to Lender and its counsel, and (ii) such other documents or instruments as Lender may reasonably require.

(b) All requirements of notice necessary to perfect each Bank Lien shall have been accomplished or arrangements made therefor to the satisfaction of Lender and its counsel.

(c) Lender shall have received from Borrower's and Guarantors' legal counsel a favorable legal opinion in form and substance satisfactory to Lender and its counsel respecting (i) the matters set forth in Section 5.1, 5.2, 5.5, 5.15 and 5.17 hereof; and (ii) such other matters as Lender may reasonably request with respect to Borrower and/or Guarantors.

(d) No Material Adverse Change shall have occurred in the financial condition, assets or business prospects of Borrower or a Guarantor.

(e) Lender shall have received from Borrower acceptable title and environmental information covering the real estate Collateral, including, without limitation, mortgagee's title insurance acceptable to Lender.

(f) Lender shall have received a satisfactory business appraisal of all fixed assets of Borrower by a firm acceptable to Lender.

(g) Borrower shall have reduced the principal balance of the Prior Note to $1,500,000 and shall have paid all accrued interest on the Prior Note through the date hereof.

(h) Lender shall have been provided with copies of all loan documents executed in connection with the CIT Financing Agreement or in connection with any other loan affecting Borrower or either Guarantor.

ARTICLE V
Representations and Warranties

In order to induce Lender to enter into this Agreement, Borrower and Guarantors, jointly and severally, represent and warrant to Lender as of the date hereof, which representations and warranties shall survive the delivery of the Term Note, as follows:

5.1 Existence and Authority. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Texas. United is a corporation duly organized, legally existing and in good standing under the laws of the State of Texas. Borrower and United are each duly qualified and in good standing in all other jurisdictions wherein their respective operations, transaction of business or ownership of property makes such qualification necessary, except where the failure to so qualify could not cause a Material Adverse Change.

5.2 Powers. Borrower is duly authorized and empowered to create and issue the Term Note and to execute and deliver this Agreement, the other Loan Papers and all other instruments referred to or mentioned herein to which it is a party, and all action (corporate or otherwise) on Borrower's part requisite for the due creation, issuance and delivery of the Term Note and the due execution and delivery of this Agreement and the other Loan Papers has been duly and effectively taken. United is duly authorized and empowered to execute and deliver this Agreement, its Guaranty, the other Loan Papers and all other instruments referred to or mentioned herein to which it is a party, and all action, corporate or otherwise, on United's part requisite for the due execution and delivery of this Agreement, its Guaranty and the other Loan Papers has been duly and effectively taken. This Agreement is, and the other Loan Papers when duly executed and delivered will be, legal, valid and binding obligations of Borrower and Guarantors, to the extent each is a party thereto, enforceable in accordance with their terms (subject to any applicable bankruptcy, insolvency or other laws generally affecting the enforcement of creditors' rights). The Loan Papers do not violate any provisions of Borrower's or United's Articles of Incorporation, Bylaws or other governing documents, or of any contract, partnership or other agreement, law or regulation to which Borrower or a Guarantor is subject, and the same do not require the consent or approval of any other person or entity, including without limitation, any regulatory authority or governmental body of the United States, of any state or of any political subdivision of the United States or of any State.

5.3 Financial Statements. The financial statements of Borrower and Guarantors which have been delivered to Lender, are complete and correct, have been prepared in conformity with GAAP, and fairly present the financial condition and results of operations of Borrower and Guarantors, respectively, as of the dates and for the periods stated, and no Material Adverse Change has occurred in the financial condition of Borrower or a Guarantor as represented in such financial statements.

5.4 Liabilities. Except as disclosed on Schedule 5.4 attached hereto, as of the date hereof, Borrower and Guarantors have no material liabilities, direct or contingent, other than those set forth in the financial statements referenced in Section 5.3 above. Borrower and Guarantors know of no fact, circumstance, act, condition or development that will or could cause a Material Adverse Change.

5.5 Litigation. Except as disclosed on Schedule 5.5 attached hereto, neither Borrower nor a Guarantor is involved in, or is aware of the threat of, any material litigation, nor are there any outstanding or unpaid judgments against Borrower or a Guarantor.

5.6 Taxes. All tax returns required to be filed by Borrower and each Guarantor in all jurisdictions have been filed, and all taxes, assessments, fees and other governmental charges upon Borrower or a Guarantor or upon any of their respective property, income or franchises, which are due and payable, have been paid, or adequate reserves determined in conformity with GAAP have been provided for payment thereof.

5.7 Purpose of Loan. The proceeds of any Advances (a) are not and will not be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended; and (b) will be otherwise used for lawful purposes.

5.8 Properties; Liens.

(a) With regard to the Collateral, Borrower or a Guarantor executing a Security Document has good and defensible title to all Collateral covered by such Security Document, free and clear of all Liens except Liens permitted under Section 7.1 hereof, and has full authority to create Bank Liens thereon.

(b) Borrower has good and defensible title to all of its assets, and except for the Liens permitted under Section 7.1, there is no Lien on any asset of Borrower.

(c) Subject to the Liens permitted under Section 7.1 and Liens that neither materially detract from the marketability of the property nor impair the use of the property, and except as may be limited or otherwise affected by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, upon execution, delivery and recording, or filing, as appropriate, the Security Documents will be effective to create in favor of Lender a legal, valid and continuing first Lien on the property (real and personal, tangible and intangible) described therein, prior and superior to all other existing or future Liens, and, upon the filing of the appropriate notice

documents, will be enforceable as such against creditors and purchasers from Borrower or a Guarantor, as applicable, and no other filings, recordings or other actions are necessary or desirable in order to establish, preserve, protect and perfect such Lien in favor of Lender as a valid and perfected first Lien on such property, except a continuation statement may be required under the Uniform Commercial Code.

5.9 Material Agreements. Except for the Loan Papers and the Material Agreements described on Schedule 5.9 attached hereto, there are no Material Agreements of Borrower. The performance by Borrower under any Material Agreement will not cause a Material Adverse Change. Borrower is not, nor will the execution, delivery and performance of and compliance with the terms of the Loan Papers cause Borrower to be, in default (nor has any potential default occurred) under any Material Agreement, other than in each case such defaults or potential defaults which could not, individually or collectively, cause a Material Adverse Change.

5.10 ERISA. All employee benefits plans maintained by Borrower are in compliance with all funding and other requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and none have been terminated or have accrued any funding deficiency for which Borrower would be liable under said statute.

5.11 Location of Records. The records of Borrower and Guarantors concerning the Collateral are and will be kept at one of the following locations: 405 North Marienfeld, Suite 300, Midland, Texas 79701 or 1915 Hwy. 135 N., Kilgore, Texas 75663.

5.12 Permits and Franchises, Etc. Borrower has all rights, licenses, permits, franchises, patents, patent rights, trademarks, trademark rights and copyrights that are required in order for it to conduct its business as now conducted without known conflict with the rights of others. Borrower is not aware of any fact or condition that might cause any of such rights not to be renewed in due course.

5.13 Subsidiaries. Neither Borrower nor United presently has a Subsidiary or owns any stock in any other corporation or association, except that United owns all of the issued and outstanding capital stock of Borrower and Eddins-Walcher. Neither Borrower nor United is a member of any general or limited partnership, joint venture or association of any type whatsoever.

5.14 Hazardous Wastes and Substances. Borrower and each Guarantor and their respective properties are in compliance in all material respects with applicable state and federal environmental laws and regulations and neither Borrower nor a Guarantor is aware of, and has not received any notice of, any violation of any applicable state or federal environmental law or regulation and there has not heretofore been filed any complaint, nor commenced any administrative procedure, against Borrower, a Guarantor or any of their respective predecessors, alleging a violation of any environmental law or regulation. Except in compliance with relevant environmental laws, neither Borrower nor a Guarantor has installed, used, generated, stored or disposed of any hazardous waste, toxic substance, asbestos or related material ("Hazardous Materials") on its properties. For the purposes of this Agreement, Hazardous Materials shall include, but shall not be limited to, substances defined as "hazardous substances" or "toxic substances" in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9061,

et seq., Hazardous Materials Transportation Act, 49 U.S.C. §1802, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq., or as "hazardous substances," "hazardous waste" or "pollutant or contaminant" in any other applicable federal, state or local environmental law or regulation.

5.15 Public Utility Holding Company Act. Neither Borrower nor United is a "holding company," or "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.16 Ownership of United and Borrower. The capitalization of United consists of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding, with 420 shares being owned by Kelly, 420 shares being owned by Skillern and 160 shares being owned by NewCorp Resources Electric Cooperative, Inc. The capitalization of Borrower consists of 100,000 shares of common stock, of which 550 shares are issued and outstanding, with all of such shares being owned by United. There exists no option, warrant, contract or other agreement pursuant to which Borrower or United is or may be obligated to issue additional shares of its capital stock.

5.17 Investment Company Act. Neither Borrower nor United is an "investment company," or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

5.18 Corporate and Fictitious Names; Trade Names. Except as disclosed on Schedule 5.18 attached hereto, neither Borrower nor a Guarantor has, during the preceding three (3) years, been known as or used any other corporate, fictitious or trade names.

5.19 General. There are no significant material facts or conditions relating to the Loan Papers, any of the Collateral, or the financial condition or business of Borrower or a Guarantor that could, collectively or individually, cause a Material Adverse Change and that have not been related, in writing, to Lender as an attachment to this Agreement; and all writings heretofore or hereafter exhibited or delivered to Lender by or on behalf of Borrower or a Guarantor are and will be genuine and in all respects what they purport and appear to be.

ARTICLE VI
Affirmative Covenants

As an inducement to Lender to enter into this Agreement, Borrower and Guarantors, jointly and severally, covenant and agree that, from the date hereof and until termination of this Agreement and payment in full of the Obligation (except as otherwise provided in this Article), unless otherwise agreed to by Lender in writing:

6.1 Financial Statements and Other Information. Borrower and each Guarantor will promptly furnish or cause to be furnished to Lender copies of (i) such information regarding its business and affairs and financial condition as Lender may reasonably request, and (ii) without request, the following:

(a) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of United, an audited consolidated and consolidating balance sheet of United and its Subsidiaries as of the close of such fiscal year and the related audited consolidated and consolidating statements of income, cash flows, contingent obligations and shareholders' equity for such year, in each case setting forth in comparative form the figures for the previous year of United and its Subsidiaries and certified by an independent accounting firm acceptable to Lender;

(b) as soon as available and in any event within thirty (30) days after the end of each month, beginning with the month ending September 30, 2003, an unaudited balance sheet of Borrower as of the end of such month and the related unaudited statements of income, cash flows and shareholders' equity of Borrower for such month and the fiscal year of Borrower to date;

(c) as soon as available and in any event by March 31 of each year, an unaudited balance sheet, income statement and statement of contingent obligations of Kelly as of and for the calendar year most recently ended;

(d) as soon as available and in any event within thirty (30) days after the date of filing the same, copies of all federal and state tax returns filed by Borrower and each Guarantor;

(e) concurrently with the furnishing of the annual and quarterly financial statements provided for above, a Compliance Certificate in the form of Exhibit 6.1 hereto signed by the President, Chief Financial Officer or Chief Operating Officer of Borrower or United, as applicable;

(f) immediately upon becoming aware of the existence of, or any material change in the status of, any litigation which could create a Material Adverse Change if determined adversely against Borrower or a Guarantor, a written communication to Lender of such matter;

(g) immediately upon becoming aware of an Event of Default or the existence of any condition or event that constitutes, or with notice or lapse of time, or both, would constitute an Event of Default, a verbal notification to Lender specifying the nature and period of existence thereof and what action Borrower or Guarantor are taking or propose to take with respect thereto and, immediately thereafter, a written confirmation to Lender of such matters;

(h) immediately upon becoming aware that any person has given notice or taken any other action with respect to a claimed default under any material indenture, mortgage, deed of trust, promissory note, loan agreement, note agreement, drilling contract, operating or joint venture agreement or any other Material Agreement or undertaking to which Borrower, a Guarantor or any Subsidiary of Borrower is a party, a verbal notification to Lender specifying the notice given or action taken by such person and the nature of the claimed default and what action Borrower or Guarantors are taking or propose to take with respect thereto and, immediately thereafter, a written communication to Lender of such matters;

(i) immediately upon becoming aware of the commencement of any material action or material proceeding against Borrower, a Guarantor, any Subsidiary of Borrower or any of their respective properties by any governmental agency, including, without limitation, the Internal

Revenue Service, the Environmental Protection Agency, the U.S. Department of Energy or the Federal Energy Regulatory Commission, a written communication to Lender of such matter; and

(j) immediately upon the execution thereof, copies of all amendments, modifications, renewals, extensions or restatements of the CIT Financing Agreement or of any loan documents executed in connection therewith, and copies of all new loan documents executed in connection with the CIT Financing Agreement.

All financial statements, schedules and other financial information delivered hereunder shall be prepared in conformity with GAAP and all such items delivered hereunder shall be certified as true and correct by the President or Chief Financial Officer of Borrower or by a Guarantor, as the case may be, by signature and date thereon.

6.2 Taxes and Other Liens. Borrower and each Guarantor will pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if not paid, might become a Lien upon such properties or any part thereof; and provided that Borrower and Guarantors shall not be required to pay and discharge or cause to be paid or discharged any such tax, assessment, charge, levy or claim contested by it in good faith by appropriate proceedings if it shall have set up adequate reserves therefor in conformity with GAAP; and provided, further, that the immediately preceding provision shall not apply to any Lien imposed by the U.S. Government for failure to pay income, payroll, FICA or similar taxes, and payment with respect to any such tax, assessment, charge, levy or claim shall be made before any property of Borrower or a Guarantor shall be seized and sold in satisfaction thereof.

6.3 Discharge of Contractual Obligations. Borrower and each Guarantor will, in all material respects, do and perform every act and discharge all of the obligations provided to be performed and discharged under the Loan Papers, and any and all of the instruments or documents referred to or mentioned herein at the time or times and in the manner required.

6.4 Legal Status. Borrower and each Guarantor will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all laws and regulations applicable to it, and, further, comply with all applicable laws and regulations, whether now in effect or hereafter enacted or promulgated by any governmental authority having jurisdiction over any of its assets or properties, noncompliance with which would cause a Material Adverse Change.

6.5 Maintenance and Evidence of Priority of Bank Liens. Borrower and each Guarantor shall perform such acts and duly authorize, execute, acknowledge, deliver, file, and record (or cause to be filed and recorded) such additional assignments, security agreements, deeds of trust, mortgages and other agreements, documents, instruments and certificates as Lender may reasonably deem necessary or appropriate in order to perfect and maintain the Bank Liens and preserve and protect the Rights of Lender in respect of all present and future Collateral.

6.6 Insurance. Borrower presently maintains and will continue to maintain such policies of liability, hazard, damage, environmental and workmen's compensation insurance as are customarily carried by companies similarly situated. All such policies of insurance shall show Lender therein as an additional named insured and shall contain loss payable endorsements acceptable to Lender. All such policies of insurance shall provide that at least ten (10) days prior written notice of cancellation or notice of lapse must be given to Lender by the insurer. Borrower will furnish Lender with certificates and policies necessary to give Lender reasonable assurance of the existence of such coverage. Borrower agrees to notify promptly Lender of any termination or other material change in insurance coverage, and to provide Lender with all information about the renewal of each policy at least 15 days prior to the expiration thereof.

6.7 Reimbursement of Fees and Expenses. Borrower and Guarantors agree to pay, on demand, all out-of-pocket fees and expenses incurred by Lender or its designated representatives in connection with the negotiation, preparation and execution of this Agreement, all renewals hereof, the other Loan Papers or other transactions pursuant hereto or to the Loan Papers, as well as all costs of filing and recordation, all legal and accounting fees, all inspection, environmental audit and similar costs related to the evaluation of the Collateral, all costs associated with enforcing any of Lender's Rights under the Loan Papers (including, without limitation, costs of repossessing, storing, transporting, preserving and insuring any of the Collateral), all court costs associated with enforcing or defending any Rights against Borrower, a Guarantor or any third party challenging said Rights and any other cost or expense incurred by Lender or its designated representatives in connection herewith or with the other Loan Papers, together with interest at the Highest Lawful Rate per annum on each such amount commencing 10 days after the date notice of such expenditure is given to Borrower by Lender until the date it is repaid to Lender.

6.8 Indemnification. Borrower and each Guarantor agrees to indemnify Lender, its officers, directors, shareholders, employees, and affiliates (collectively "Indemnitee"), from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, remedial actions, costs, expenses or disbursements (collectively, "Claims") of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Indemnitee growing out of or resulting from (i) the Loan Papers and the transactions and events at any time associated therewith (including, without limitation, the enforcement of the Loan Papers and the defense of Indemnitee's actions and inactions in connection with the Loan), except to the limited extent such Claims are proximately caused by Indemnitee's gross negligence or willful misconduct; (ii) the presence of any Hazardous Materials on or under the properties covered by the Security Documents; or (iii) any activity carried on or undertaken on or off the properties covered by the Security Documents, whether prior to or during the term hereof and whether by Borrower or by any third person, in connection with the treatment, storage, recycling, removal, handling or disposal of Hazardous Materials at any time located on or under the properties covered by the Security Documents. Indemnitee shall have the right to defend any such Claims, employing its attorneys therefor. While Borrower and each Guarantor shall also be entitled to employ its own attorneys and to participate in the defense of any such Claims, Indemnitee shall, if not furnished with reasonable indemnity, have the right to compromise and adjust all such Claims against Indemnitee. The covenants and conditions of this section shall at all times be construed to be personal covenants in favor of Indemnitee and shall not run with the lands; provided, however, that such covenants and indemnity shall remain in full force and effect notwithstanding the payment in full of the Obligation

and the release, either partially or wholly, of the Bank Liens or any foreclosure thereunder. All such Claims as may be paid by Indemnitee shall bear interest at the Highest Lawful Rate per annum until paid by Borrower or Guarantors and shall be part of the Obligation secured by the Bank Liens. **THE PARTIES HERETO INTEND FOR THE PROVISIONS OF THIS PARAGRAPH TO APPLY TO AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF STRICT LIABILITY IMPOSED OR THREATENED TO BE IMPOSED ON ANY INDEMNIFIED PARTY AS WELL AS FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE (EXCEPT GROSS NEGLIGENCE), WHETHER OR NOT THAT NEGLIGENCE IS THE SOLE, CONTRIBUTING OR CONCURRING CAUSE OF ANY CLAIMS INDEMNIFIED AGAINST IN THIS PARAGRAPH.**

6.9 Curing of Defects. Borrower and each Guarantor will promptly cure any material defects in the execution and delivery of any of the Loan Papers, and in any other instrument or document referred to or mentioned herein. Borrower and each Guarantor will immediately execute and deliver to Lender, upon request, all such other and further instruments as may be reasonably required or desired by Lender from time to time in compliance with or accomplishment of the covenants and agreements of Borrower and each Guarantor made in the Loan Papers.

6.10 Inspection and Visitation. Borrower and each Guarantor will grant Lender access to all of its books and records, as well as to all of the Collateral, and allow inspection and copying of same by Lender or its designated representatives at any time during normal business hours or such other time as Lender may reasonably request.

6.11 Notices. Borrower and each Guarantor will give prompt written notice to Lender of any proceedings instituted against it by or in any federal or state court or before any commission or other regulatory body, federal, state or local, which, if adversely determined, could cause a Material Adverse Change.

6.12 Compliance. Borrower and each Guarantor will observe and comply with:

(a) all laws, statutes, codes, acts, ordinances, rules, regulations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic and foreign, where the failure to observe or comply could cause a Material Adverse Change; and

(b) all orders, judgments, decrees, injunctions, certificates, franchises, permits, licenses and authorizations of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic and foreign, where the failure to observe or comply could cause a Material Adverse Change.

6.13 Compliance with Environmental Laws. Borrower and each Guarantor is and will remain in compliance in all material respects with all state and federal environmental laws and regulations and Borrower and each Guarantor will not place or permit to be placed any Hazardous Materials on any of its properties in violation of applicable state and federal environmental laws. In the event Borrower or a Guarantor should discover any Hazardous Materials on any of its properties which could result in a breach of the foregoing covenant, it shall notify Lender within

three (3) days after such discovery. Borrower and each Guarantor shall dispose of all material amounts of Hazardous Materials generated by it only at facilities and/or with carriers that maintain valid governmental permits under the Resource Conservation and Recovery Act, 42 U.S.C. §6901. In the event of any notice or filing of any complaint or commencement of any administrative hearing or procedure against Borrower or a Guarantor alleging a violation of any environmental law or regulation, Borrower and Guarantors shall give notice to Lender within five (5) days after Borrower or a Guarantor has received notice of such notice or filing.

6.14 Use of Proceeds. Borrower shall use the proceeds of Advances under the Term Loan to refinance the Prior Note.

6.15 Accounts. Borrower will maintain, at a minimum, a dispersing account with Lender at all times during the term of this Agreement.

ARTICLE VII
Negative Covenants

As an inducement to Lender to enter into this Agreement, Borrower and Guarantors, jointly and severally, hereby covenant and agree that, from the date hereof and until termination of this Agreement and payment in full of the Obligation (except as otherwise provided in this Article), unless otherwise agreed to by Lender in writing:

7.1 Liens. Borrower will not create, assume or suffer to exist any Lien upon any of its properties or assets now owned or hereafter acquired securing any indebtedness other than the Obligation or acquire or agree to acquire any property under any conditional sale agreement or other title retention agreement, excluding, however, from the operation of this section:

(a) deposits or pledges to secure payments of workmen's compensation, unemployment insurance, old age pensions or other social security;

(b) deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety or appeal bonds, or other deposits or pledges for purposes of like general nature in the ordinary course of business;

(c) Liens for taxes, assessments or other governmental charges or levies that are not delinquent or that are in good faith being contested or litigated, if such reserve as shall be required by Tax Basis shall have been made therefor, provided, that this exception shall not allow any Lien imposed by the U.S. Government for failure to pay income, payroll, FICA or similar taxes;

(d) mechanics', carriers', workmen's, repairman's or other like Liens arising in the ordinary course of business securing obligations less than forty-five (45) days from the date of invoice, and on which no suit to foreclose has been filed, or which are in good faith being contested or litigated, if such reserve as shall be required by GAAP shall have been made therefor;

(e) Liens created by or resulting from any litigation or legal proceeding that is currently being contested in good faith by appropriate proceedings, if such reserve as shall be required by GAAP shall have been made therefor;

(f) Liens, charges and encumbrances incidental to the conduct of their business or the ownership of their properties or assets, which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not materially detract from the value of such property or assets or materially impair the use thereof in the operation of their business;

(g) landlords' Liens for rental not yet due and payable and which, to the extent the same encumbers any of the Collateral, are subordinate to the Bank Liens;

(h) Liens granted by Borrower to CIT pursuant to the CIT Financing Agreement, to the extent such Liens do not encumber any of the Collateral; or

(i) the Bank Liens.

7.2 Indebtedness. Borrower will not create, assume, incur or have outstanding, or in any manner become or be liable directly or indirectly (whether by way of guaranty or otherwise) in respect of, any indebtedness for borrowed money or the purchase price of any property (including direct, indirect and capitalized leases), excluding, however, from the operation of this section:

(a) the Term Note;

(b) indebtedness of Borrower to CIT pursuant to the CIT Financing Agreement, not to exceed the aggregate principal amount of $35,000,000 at any time outstanding; and

(c) accounts payable for services furnished and for the purchase price of materials and supplies acquired in the ordinary course of their business, not more than forty-five (45) days from the date of invoice.

7.3 ERISA Compliance. Borrower will not at any time permit any plan subject to ERISA maintained by it to (i) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended; (ii) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA; or (iii) terminate any such plan in a manner which could result in the imposition of a lien on its property pursuant to Section 4068 of ERISA.

7.4 Investments. Borrower will not make or commit to make, any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of, or make any other investment in any Person, or accept any item in satisfaction of indebtedness (all of the aforesaid transactions being herein called "Investments"), except:

(a) Investments in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code), and notes receivable, arising or acquired in the ordinary course of business; and

(b) Investments with maturities of not more than 180 days in direct obligations of the United States of America, or obligations, the principal and interest of which are unconditionally guaranteed by the United States of America.

7.5 Mergers, Consolidations. Borrower will not (i) amend or otherwise modify its charter or otherwise change its structure in any manner that could cause a Material Adverse Change; (ii) form any new Subsidiary; or (iii) consolidate with or merge into, or acquire any party or permit any party to consolidate with or merge into, or acquire it, unless Borrower is the surviving entity and no Event of Default exists immediately prior to or after such transaction.

7.6 Dividends and Distributions. Borrower will not declare, pay or make any loans, advances, dividends or distributions of any kind to its shareholders, or make any other distribution on account of, or purchase, acquire or redeem or retire any stock or other security issued by Borrower.

7.7 Transactions with Affiliates. Borrower will not, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of services) with any of its Affiliates, other than in the ordinary course of business and upon fair and reasonable terms no less favorable than Borrower could obtain or could become entitled to in an arm's length transaction with a Person that was not an Affiliate.

7.8 Accounting Method and Fiscal Year. Borrower will not make any change in its present accounting method or change its present fiscal year.

7.9 Nature of Business. Borrower will not make any substantial change in the nature of its businesses as now conducted.

7.10 Disposition of Assets by Borrower. Borrower will not sell, transfer, lease, exchange, alienate or otherwise dispose of any of its property or assets, except:

(a) equipment that is worthless or obsolete or which is replaced by equipment of equal suitability and value;

(b) inventory that is sold in the ordinary course of business; and

(c) property and assets not constituting Collateral, to the extent permitted by the CIT Financing Agreement.

7.11 Disposition of Assets by Guarantors. Neither Guarantor will transfer or pledge any material portion of such Guarantor's assets for less than full and adequate consideration, and Kelly will not sell, transfer, pledge, encumber or otherwise dispose of any of its ownership interests in United; provided, however, that Kelly may pledge his ownership interest in United to CIT to secure indebtedness created pursuant to the CIT Financing Agreement and United may pledge its assets, other than the Collateral, to CIT to secure indebtedness created pursuant to the CIT Financing Agreement.

7.12 Issuance of Capital Stock. Borrower will not issue, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire any such capital stock or other securities.

7.13 Debt Service Coverage Ratio. Borrower will not permit its Debt Service Coverage Ratio to be less than 1.25 to 1.0 as of the last day of any fiscal quarter of Borrower ending on or after September 30, 2003.

7.14 Current Ratio. Borrower will not permit its ratio of Current Assets to Current Liabilities to be less than 1.2 to 1.0 as of the last day of any fiscal quarter of Borrower ending on or after September 30, 2003.

ARTICLE VIII
Default and Remedies

8.1 Events of Default. If any one or more of the following shall occur and shall not have been remedied in the period, if any, provided, an "Event of Default" shall be deemed to have occurred hereunder and with respect to all of the Obligation, unless waived in writing by Lender:

(a) default shall occur in the payment when due or declared due of the Obligation or any portion thereof including, without limitation, any principal or interest due on the Term Note or any commitment or other fee due hereunder;

(b) any representation, warranty or statement made by Borrower or a Guarantor herein, in any of the other Loan Papers or in any certificate furnished to Lender hereunder shall be breached or shall prove to be untrue or misleading in any material respect at the time when made;

(c) default shall occur in the performance or observance of any covenant, agreement, duty or obligation of Borrower or a Guarantor contained herein or in any of the other Loan Papers;

(d) Borrower, a Guarantor or a Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its assets; (ii) be unable, or admit in writing its inability, to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated as bankrupt or insolvent or file a voluntary petition in bankruptcy; (v) file a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency law; (vi) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceedings; or (vii) take any action (corporate or otherwise) for the purpose of effecting any of the foregoing;

(e) an order, judgment or decree shall be entered by any court of competent jurisdiction approving a petition seeking reorganization of Borrower, a Guarantor or a Subsidiary, or appointing a receiver, trustee or liquidator of Borrower, a Guarantor or a Subsidiary, or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed in effect for any period of forty-five (45) consecutive days;

(f) any Lien for failure to pay income, payroll, FICA or similar taxes shall be filed by the U.S. Government or any agent or instrumentality thereof against Borrower, a Guarantor, a Subsidiary, or any of their respective assets;

(g) there shall occur any acceleration, notice of default, filing of suit or notice of breach by any other party to any Material Agreement (i) to which Borrower, Kelly or a Subsidiary is a party wherein the amount involved or claimed exceeds $10,000, following the passage of any grace period provided for thereunder, or (ii) to which United is a party wherein the amount involved or claimed exceeds $250,000, following the passage of any grace period provided for thereunder;

(h) default shall occur in the payment of any indebtedness (i) of Borrower, Kelly or a Subsidiary aggregating $10,000 or more under any note, loan agreement or credit agreement and such default shall continue for more than the period of grace, if any, specified therein, or any such indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended, or (ii) of United aggregating $250,000 or more under any note, loan agreement or credit agreement and such default shall continue for more than the period of grace, if any, specified therein, or any such indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall be come due by its terms and shall not be promptly paid or extended;

(i) any final judgment or judgments for the payment of money in the amount of (i) $10,000 or more, in the aggregate, shall be rendered against Borrower, Kelly or a Subsidiary and shall not be satisfied or discharged at least thirty (30) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment or judgments, or (ii) $250,000 or more, in the aggregate, shall be rendered against United and shall not be satisfied or discharged at least thirty (30) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment or judgments;

(j) the occurrence of an event which could cause a Material Adverse Change;

(k) the death or legal incapacity of Kelly;

(l) a Change of Control shall occur;

(m) the occurrence of an Event of Default under the CIT Financing Agreement;

(n) the occurrence of a Default or Event of Default under that certain Term Loan Agreement dated July 12, 2000, among Eddins-Walcher and Franks Fuels, Inc., as Borrowers, United, Kelly, Richard C. Skillern, Billy D. Grimes and John Grimes, as Guarantors, and New West Resources, Inc., as Lender, as modified and amended by Modification and Extension Agreement dated of even date herewith among Washington Mutual Bank, FA, as Lender, Eddins-Walcher, as Borrower, and Kelly et al., as Guarantors, and as the same may hereafter be amended, modified, renewed, extended or restated;

(o) Kelly shall for any reason cease to be the Chairman of the Board of Directors and Chief Executive Officer of United, Borrower, and Eddins-Walcher; or Scott Heller shall for any

reason cease to be the Chief Operating Officer of United, Borrower, and Eddins-Walcher; and sixty days shall have elapsed during which time no replacement satisfactory to Lender shall have been appointed; or

(p) any claim in excess of $10,000 and not covered by insurance shall be asserted against Borrower for the violation or alleged violation of any environmental law.

8.2 Remedies. Upon the occurrence of any Event of Default, Lender shall have no further obligation, if any, to advance funds under the Term Note, and Lender may declare all of the Obligation to be forthwith due and payable, whereupon the same shall forthwith become due and payable without further presentment, demand, protest, notice of acceleration or the intent to accelerate, or other notice of any kind, all of which Borrower and each Guarantor hereby expressly waives, anything contained herein, in the Term Note or in any of the other Loan Papers to the contrary notwithstanding; provided that any default under subsections (d) or (e) of Section 8.1 shall result in all of the Obligation becoming immediately due and payable in full without the necessity of any act by Lender. Further, Lender may, in its discretion, but shall not be required to, exercise such Rights as are provided it in any of the Loan Papers or at law or in equity. Nothing contained in this Article shall be construed to limit or amend in any way the Events of Default enumerated in the Loan Papers or any other document executed in connection with the transactions contemplated herein. Further, in such event, Lender shall have all other Rights afforded to it with respect to Borrower or Guarantors or any of the Collateral under any of the Loan Papers or under any applicable law or in equity.

ARTICLE IX
Miscellaneous

9.1 Survival of Representations and Warranties. All representations and warranties of Borrower and Guarantors herein, and all covenants, agreements, duties and obligations of Borrower and Guarantor herein not fully performed on or before the date of this Agreement, shall survive such date.

9.2 Communications. Unless specifically provided otherwise, whenever any Loan Paper requires or permits any consent, approval, notice, request, or demand from one party to another, such communication must be in writing to be effective and shall be deemed to have been given on the day actually delivered or, if mailed, on the third day (or if such third day is not a Business Day, then on the next succeeding Business Day) after it is enclosed in an envelope, addressed to the party to be notified at the address stated below, properly stamped, sealed, and deposited in the appropriate official postal service. Until changed by notice pursuant hereto, the address for each party for purposes hereof is as follows:

BORROWER: THREE D OIL CO. OF KILGORE, INC.
405 North Marienfeld, Suite 300
Midland, Texas 79701
Attention: Scott Heller, Senior Executive Vice President

GUARANTORS:	THOMAS E. KELLY 405 North Marienfeld, Suite 300 Midland, Texas 79701
	UNITED FUEL & ENERGY CORPORATION 405 North Marienfeld, Suite 300 Midland, Texas 79701 Attention: Scott Heller, Senior Executive Vice President
LENDER:	FIRST AMERICAN BANK, SSB 1004 North Big Spring, Suite 121 Midland, Texas 79701 Attention: Ryan Monroe

9.3 Non-Waiver.

(a) The acceptance by Lender at any time and from time to time of part payment on the Obligation shall not operate as a waiver of any Event of Default then existing.

(b) No waiver by Lender of any Event of Default shall operate as a waiver of any other then existing or subsequent Event of Default.

(c) No delay or omission by Lender in exercising any Right shall impair such Right or operate as a waiver thereof, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Papers or otherwise.

(d) No notice or demand given by Lender in any case shall operate as a waiver of Lender's right to take other action in the same, similar or other instances without such notice or demand.

(e) No Advance hereunder shall operate as a waiver by Lender of (i) the representations, warranties and covenants of Borrower or Guarantors under the Loan Papers; (ii) any Event of Default; or (iii) any of the conditions to Lender's obligation, if any, to make further Advances.

9.4 Strict Compliance. If any action or failure to act by Borrower or a Guarantor violates any covenant of Borrower or a Guarantor contained herein or in any other Loan Paper, then such violation shall not be excused by the fact that such action or failure to act would otherwise be permitted by any covenant (or exception to any covenant) other than the covenant violated.

9.5 Cumulative Rights. The Rights of Lender under the Loan Papers are in addition to all other Rights provided by law, whether or not the Obligation is due and payable and whether or not Lender has instituted any suit for collection or other action in connection with the Loan Papers.

9.6 GOVERNING LAW. THIS AGREEMENT HAS BEEN PREPARED, IS BEING EXECUTED AND DELIVERED, AND IS INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS. THE SUBSTANTIVE LAWS OF SUCH STATE AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE OTHER LOAN PAPERS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, PROVIDED, HOWEVER, THAT THE RIGHTS PROVIDED IN THE LOAN PAPERS WITH REFERENCE TO PROPERTIES SITUATED IN OTHER STATES MAY BE GOVERNED BY THE LAWS OF SUCH OTHER STATES.

9.7 CHOICE OF FORUM; CONSENT TO SERVICE OF PROCESS AND JURISDICTION. ANY SUIT, ACTION OR PROCEEDING AGAINST BORROWER OR A GUARANTOR ARISING OUT OF OR RELATING TO ANY OF THE LOAN PAPERS OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT OR ENFORCED IN THE COURTS OF THE STATE OF TEXAS, COUNTY OF MIDLAND, OR IN THE UNITED STATES COURTS LOCATED IN THE STATE OF TEXAS, COUNTY OF MIDLAND, OR IN THE UNITED STATES COURTS LOCATED IN THE STATE OF TEXAS, AS LENDER IN ITS SOLE DISCRETION MAY ELECT, AND BORROWER AND EACH GUARANTOR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION OR PROCEEDING. BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING IN ANY OF SAID COURTS BY THE MAILING THEREOF BY LENDER BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER OR A GUARANTOR AT ITS ADDRESS SET FORTH HEREIN. BORROWER AND EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTIONS THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE OTHER LOAN PAPERS BROUGHT IN ANY OF SAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY RIGHT GRANTED BY STATUTE, RULE OF COURT OR OTHERWISE TO HAVE SUCH SUIT, ACTION OR PROCEEDING TRIED BY A JURY.

9.8 Usury Savings Clause. Nothing contained in this Agreement, the Term Note, any other Loan Paper or in any other Agreement or undertaking relating hereto or to the Obligation shall be construed to obligate Borrower or a Guarantor, under any circumstances whatsoever, to pay interest at a rate in excess of the Highest Lawful Rate. All sums paid hereunder or under the Term Note that are deemed to be interest shall be spread and prorated over the entire period for which the Notes are outstanding. In the event that any sums received hereunder from Borrower or a Guarantor are at any time under applicable law deemed or held to provide a rate of interest in excess of the Highest Lawful Rate, the effective rate of interest on the Obligation shall be deemed reduced to and shall be the Highest Lawful Rate, and Borrower and any other parties hereby agree to accept as their sole remedy under such circumstances either the return of any sums of interest that may have been collected in excess of the Highest Lawful Rate or the application of these sums as a credit against the unpaid principal amount of the Term Note, whichever remedy may be elected by Lender. In addition, in the event that the maturity of the Term Note is accelerated by reason of the election by

Lender hereunder, then earned interest may never include more than the amount calculated pursuant to the Highest Lawful Rate, and if unearned interest is provided for in the Notes or the other Loan Papers, Borrower, and any other parties liable on said documents hereby agree to accept as their sole remedy under such circumstances either (a) the cancellation of said unearned interest, or (b) if theretofore paid, either the return to Borrower or the crediting of said unearned interest on the principal amount due under the Term Note or other documents, whichever action may be elected by Lender. To the extent the Highest Lawful Rate is determined by reference to the laws of the State of Texas, same shall be the weekly ceiling as defined in Chapter 303 of the Texas Finance Code, provided that Lender may, by notice to Borrower, elect such other reference as is allowed by said statute.

9.9 Enforceability. If one or more of the provisions contained in the Loan Papers shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such in validity, illegality, or unenforceability shall not affect any other provision of the Loan Papers or any other instrument referred to herein.

9.10 Binding Effect. The Loan Papers shall be binding upon and inure to the benefit of Borrower, Guarantors and Lender and their respective heirs, personal representatives, successors and assigns; provided, however, that Borrower and Guarantors shall not assign any Rights, duties or obligations under the Loan Papers without the prior written consent of Lender.

9.11 No Third Party Beneficiary.

(a) The parties do not intend the benefits of the Loan Papers to inure to any third party, nor shall the Loan Papers be construed to make or render Lender liable to any third party, including, without limitation, any materialman, supplier, contractor, subcontractor, purchaser, lessor or lessee having a claim against Borrower or a Guarantor. Notwithstanding anything contained in the Loan Papers, or any conduct or course of conduct by any or all of the parties hereto, whether before or after signing this Agreement or any other Loan Paper, no Loan Paper shall be construed as creating any right, claim or cause of action against Lender in favor of any third party, including, without limitation, any materialman, supplier, contractor, subcontractor, purchaser, lessor or lessee having a claim against Borrower or a Guarantor.

(b) All conditions to the obligation of Lender to make Advances hereunder are imposed solely and exclusively for the benefit of Lender, and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will make or refuse to make Advances in the absence of strict compliance therewith, and any or all of such conditions may be freely waived in whole or in part by Lender at any time if Lender, in its sole and absolute discretion, deems it advisable to do so.

9.12 Delegation by Lender. Lender may perform any of its duties or exercise any of its Rights by or through its officers, directors, employees, attorneys, agents or other representatives.

9.13 Setoff. Borrower and each Guarantor hereby grants to Lender (and to each participant to whom Lender has conveyed or may hereafter convey a participation in the Notes) the right of setoff to secure payment of the Obligation upon any and all moneys, securities or other property of

Borrower or a Guarantor and the proceeds therefrom, now or hereafter held or received by or in transit to, Lender or any such participant or any agent of Lender or such participant, from or for the account of Borrower or a Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or specific) and credits of Borrower or a Guarantor and any and all claims of Borrower or a Guarantor against Lender or any such participant at any time existing.

9.14 Additional Documents. It is contemplated that there may be certain supplementary and/or corrective mortgages, deeds of trust, security agreements and similar items prepared by Lender to be executed by Borrower and Guarantors subsequent hereto, as well as certain other corrective and additional documentation not executed concurrently with this Agreement because of the unavailability of information such as property and collateral descriptions at the time of the execution hereof. Borrower and Guarantors hereby agree to cooperate with Lender and provide such information in connection therewith as Lender may reasonably request, and to execute and deliver such other and further documentation as Lender shall reasonably request so as to provide Lender with a Bank Lien on the Collateral and such other assets of Borrower as Lender may request.

9.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

9.16 Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by Borrower, Guarantors and Lender.

9.17 Headings. All headings used herein are for convenience and reference purposes only and shall not affect the substance of this Agreement.

9.18 Conflicts. In the event that there exists any conflict or inconsistency between the terms hereof and the terms of any other Loan Paper, the terms hereof shall govern and control, provided that the fact that any representation, warranty or covenant contained in any other Loan Paper is not contained herein shall not be, or be deemed to be, a conflict or inconsistency.

9.19 Entirety. This Agreement and the other Loan Papers embody the entire agreement among the parties and supersede and supplant all prior agreements and understandings with respect to the matters contained herein.

9.20 Participations. Lender may at any time, or from time to time, sell or agree to sell to one or more other persons a participation in all or any part of the Obligation, in which event each such other participant shall be entitled to the rights and benefits under this Agreement and the other Loan Papers. It is understood and agreed that Lender may provide to participants and prospective participants financial information and reports and data concerning Borrower, each Guarantor, each Subsidiary and its properties and operations as have been provided to Lender pursuant to this Agreement. Lender agrees to give Borrower and Guarantors written notice of any such participation within fifteen (15) days after such participation is sold.

9.21 Notice of Final Agreement. THIS WRITTEN AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXECUTED as of the date first above written.

BORROWER: THREE D OIL CO. OF KILGORE, INC.

By: ______________________
Thomas E. Kelly
Chairman of the Board and
Chief Executive Officer

GUARANTORS:

____
THOMAS E. KELLY

UNITED FUEL & ENERGY CORPORATION

By: ______________________
Thomas E. Kelly
Chairman of the Board and
Chief Executive Officer

LENDER: FIRST AMERICAN BANK, SSB

By: ______________________
Ryan Monroe
Assistant Vice President

EXHIBIT 2.1

TERM NOTE

$1,500,000.00 Midland, Texas October 10, 2003

FOR VALUE RECEIVED, the undersigned **THREE D OIL CO. OF KILGORE, INC.**, a Texas corporation ("Borrower"), hereby unconditionally promises to pay to the order of **FIRST AMERICAN BANK, SSB**, a state savings bank ("Lender"), at 1004 N. Big Spring, Suite 121, Midland County, Midland, Texas 79701, or such other address as Lender shall designate in writing to Borrower, the principal sum of **ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00)**, or so much thereof as may be advanced hereunder pursuant to the Loan Agreement (as hereinafter defined), in lawful money of the United States of America, together with interest from the date hereof until paid at the rates specified in the Loan Agreement.

The principal and all accrued interest on this Term Note shall be due and payable in accordance with the terms and provisions of the Loan Agreement.

This Term Note is executed pursuant to that certain Amended and Restated Loan Agreement dated of even date herewith among Borrower, United Fuel & Energy Corporation, Thomas E. Kelly and Lender (herein, as from time to time amended, modified or restated, called the "Loan Agreement"), and is the Term Note referred to therein. All capitalized terms used but not specifically defined herein shall have the meanings ascribed thereto in the Loan Agreement. Reference is made to the Loan Agreement and the other Loan Papers for a statement of the prepayment rights and obligations of Borrower, a description of the properties mortgaged and assigned as security, the nature and extent of such security and the rights of the parties under the Loan Papers in respect to such security, for a statement of the terms and conditions under which the due date of this Term Note may be accelerated and for statements regarding other matters affecting this Term Note (including without limitation the obligations of the holder hereof to advance funds hereunder, principal and interest payment due dates, voluntary and mandatory prepayments, exercise of rights and remedies, payment of attorneys' fees, court costs and other costs of collection and certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder). Upon the occurrence of an Event of Default, as that term is defined in the Loan Agreement or the other Loan Papers, the holder hereof shall have all rights and remedies of the Lender under the Loan Agreement and the other Loan Papers, including, without limitation, the right to accelerate the maturity of this Term Note.

Nothing contained in this Term Note, the Loan Agreement, any other Loan Paper or in any other agreement or undertaking relating hereto or to the Obligation shall be construed to obligate Borrower, under any circumstances whatsoever, to pay interest at a rate in excess of the Highest Lawful Rate. All sums paid under the Loan Agreement or under this Term Note that are deemed to be interest shall be spread and prorated over the entire period for which this Term Note is outstanding. In the event that any sums received hereunder or under the Loan Agreement from Borrower are at any time under applicable law deemed or held to provide a rate of interest in excess of the Highest Lawful Rate, the effective rate of interest on the Obligation shall be deemed reduced

to and shall be the Highest Lawful Rate, and Borrower and any other parties hereby agree to accept as their sole remedy under such circumstances either the return of any sums of interest that may have been collected in excess of the Highest Lawful Rate or the application of these sums as a credit against the unpaid principal amount of this Term Note, whichever remedy may be elected by Lender. In addition, in the event that the maturity of this Term Note is accelerated by reason of the election by Lender hereunder or under the Loan Agreement, then earned interest may never include more than the amount calculated pursuant to the Highest Lawful Rate, and if unearned interest is provided for in this Term Note or the other Loan Papers, Borrower and any other parties liable on said documents hereby agree to accept as their sole remedy under such circumstances either (a) the cancellation of said unearned interest, or (b) if theretofore paid, either the return to Borrower or the crediting of said unearned interest on the principal amount due under this Term Note or other documents, whichever action may be elected by Lender. To the extent the Highest Lawful Rate is determined by reference to the laws of the State of Texas, same shall be the weekly ceiling as defined in Chapter 303 of the Texas Finance Code, provided that Lender may, by notice to Borrower, elect such other reference as is allowed by said statute.

If any payment of principal or interest on this Term Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

If this Term Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys' fees.

Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Term Note, jointly and severally waive presentment and demand for payment, notice of acceleration or the intention to accelerate the maturity, protest, notice of protest and nonpayment, as to this Term Note and as to each and all installments hereof, and agree that their liability under this Term Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Term Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes.

This Term Note shall be governed by and construed in accordance with the applicable laws of the United States of America and the laws of the State of Texas.

This Term Note is executed in renewal, extension and rearrangement, but not in extinguishment, of that certain Promissory Note dated October 10, 2001, in the original principal amount of $2,000,000, executed by Borrower and United Fuel & Energy Corporation and payable to the order of Lender.

THIS WRITTEN TERM NOTE, THE LOAN AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT

ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED as of the 10th day of October, 2003.

BORROWER:

THREE D OIL CO. OF KILGORE, INC.

By:______________________________
Thomas E. Kelly
Chairman of the Board and
Chief Executive Officer

Schedule 4.1
CLOSING DOCUMENTS

1. Amended and Restated Loan Agreement
2. Term Note
3. Guaranty of Thomas E. Kelly
4. Guaranty of United
5. Deed of Trust of Three D (real estate)
6. Financing Statement of Three D (real estate)
7. Pledge Agreement of United covering all Three D capital stock, together with related Stock Power, Financing Statement and Collateral Receipt
8. Articles of Incorporation and Bylaws (as amended to date) of United certified by officer of United
9. Articles of Incorporation and Bylaws (as amended to date) of Three D certified by officer of Three D
10. Certificate of Corporate Borrowing Resolutions and Incumbency for United
11. Certificate of Corporate Borrowing Resolutions and Incumbency for Three D
12. Existence and Good Standing certificates for United issued by the Texas Secretary of State
13. Existence and Good Standing certificates for Three D issued by the Texas Secretary of State
14. Opinion of Borrower's and Guarantors' counsel respecting the matters set forth in Sections 5.1, 5.2, 5.5, 5.15 and 5.17 of the Loan Agreement
15. Notice of Final Agreement
16. Waiver executed by Washington Mutual Bank, FA, with respect to Guaranty of Kelly and Guaranty and Pledge of United
17. Partial Release of Collateral
18. Mortgagee Title Insurance

Schedule 5.4
LIABILITIES

Indebtedness under the CIT Financing Agreement.

Schedule 5.5
LITIGATION

Pending litigation against Three D Oil Co. of Kilgore, Inc.

(1) Mark Cole and wife, Kathy Cole v. Three D Oil Co. of Kilgore, Inc., Cause No. 01-0308 filed in the 71st Judicial District Court of Harrison County, Texas.

(2) Robert Broadaway v. Brogoitti Investments, Inc. d/b/a Three D Oil Co., Inc., in Cause No.2001-490-A in the 188th Judicial District Court of Gregg County, Texas.

Schedule 5.9
MATERIAL AGREEMENTS

(a) Equilon Distributor Agreement for Texaco Lubricants dated July 3, 2000, by and between Three D Oil Co., Inc. and Equilon Enterprises LLC.

(b) Equilon Distributor Agreement for Shell Lubricants dated July 3, 2000, by and between Three D Oil Co., Inc. and Equilon Enterprises LLC.

Schedule 5.19
CORPORATE AND FICTITIOUS NAMES;
TRADE NAMES

(a) Names used by Three D Oil Co. of Kilgore, Inc.:

(i) Three "D" Oil Company, Inc.

(ii) Three D Oil Company, Inc.

(iii) Three D Oil Company

(b) Names used by United Fuel & Energy Corporation

(i) Frank's Fuels

Exhibit 6.1

COMPLIANCE CERTIFICATE

Reference is made to that certain Amended and Restated Loan Agreement dated October 10, 2003, among THREE D OIL CO. OF KILGORE, INC. ("Borrower"), UNITED FUEL & ENERGY CORPORATION and THOMAS E. KELLY ("Guarantors") and FIRST AMERICAN BANK, SSB ("Lender") (the "Loan Agreement").

1. Pursuant to the provisions of the Loan Agreement, the undersigned hereby certifies, represents and warrants to Lender that, to the best of his knowledge, except as set forth below, (i) during the period covered by this certificate, no Event of Default has occurred; (ii) there exists no condition or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default; and (iii) during the period covered by this certificate, Borrower and Guarantors have observed, performed and complied in all material respects with all covenants, agreements, duties and obligations contained in the Loan Papers.

Exceptions to the above certification: [State "none" or specify the nature and period of existence thereof and the action that Borrower and/or Guarantors are taking or proposes to take with respect thereto.]

2. Debt Service Coverage Ratio of Borrower at end of Period (Section 7.14): _________.

3. Current Ratio of Borrower at end of period (Section 7.15): ____________.

4. To the best knowledge of the undersigned, the attached financial statements are true and correct and correctly set forth the financial position and results of operations at the date(s) and for the period(s) stated.

5. Period covered: [Quarter or Year] ended ______________, 20__.

6. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

Dated: _________, 20___

____

Name: ______________________________

Title: [President or Chief Financial Officer] of Three D Oil Co. of Kilgore, Inc.